UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No.  2)*

Select Comfort Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

81616X103
(CUSIP Number)

December 31, 2009
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 81616X103	13G	Page 2 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling SC Investor, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(1)
12.	TYPE OF REPORTING PERSON OO

(1)
Reported as of December 31, 2009, based on the sum of (i) 50,109,309 outstanding shares of Common Stock as of December 4, 2009, as reported in the Issuer’s Prospectus Supplement to Prospectus dated November 16, 2009, filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(5) on December 9, 2009, plus (ii) 3,800,000 shares of Common Stock issued by the Issuer in an underwritten public offering, as reported in the Issuer’s Current Report on Form 8-K filed with the SEC on December 15, 2009, plus (iii) 341,254 shares of Common Stock issued to Sterling SC Investor, LLC pursuant to contractual preemptive rights held by Sterling SC Investor, LLC under the Securities Purchase Agreement, dated as of October 2, 2009, between the Issuer and Sterling SC Investor, LLC.

Cusip No. 81616X103	13G	Page 3 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Fund Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(2)
12.	TYPE OF REPORTING PERSON OO

(2)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 4 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rudolf Christopher Hoehn-Saric
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(3)
12.	TYPE OF REPORTING PERSON IN

(3)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 5 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Douglas L. Becker
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(4)
12.	TYPE OF REPORTING PERSON IN

(4)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 6 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven M. Taslitz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(5)
12.	TYPE OF REPORTING PERSON IN

(5)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 7 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric D. Becker
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(6)
12.	TYPE OF REPORTING PERSON IN

(6)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 8 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Merrick M. Elfman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(7)
12.	TYPE OF REPORTING PERSON IN

(7)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 9 of 21

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael G. Bronfein
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,841,254
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(8)
12.	TYPE OF REPORTING PERSON IN

(8)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 10 of 21

Item 1(a)	Name of Issuer: SELECT COMFORT CORPORATION

1(b)	Address of Issuer’s Principal Executive Offices:

9800 59th Avenue North Minneapolis, Minnesota 55442

Item 2(a)	Name of Person Filing

Item 2(b)	Address of Principal Business Office

Item 2(c)	Citizenship

Sterling SC Investor, LLC c/o Sterling Fund Management, LLC 1033 Skokie Boulevard Suite 600 Northbrook, Illinois 60062 Delaware limited liability company

Sterling Fund Management, LLC 1033 Skokie Boulevard Suite 600 Northbrook, Illinois 60062 Delaware limited liability company

Rudolf Christopher Hoehn-Saric c/o Sterling Fund Management, LLC 650 S. Exeter Street Suite 1000, 10th Floor Baltimore, Maryland 21202 U.S. Citizen

Douglas L. Becker c/o Sterling Fund Management, LLC 650 S. Exeter Street Suite 1000, 10th Floor Baltimore, Maryland 21202 U.S. Citizen

Steven M. Taslitz c/o Sterling Fund Management, LLC 1033 Skokie Boulevard Suite 600 Northbrook, Illinois 60062 U.S. Citizen

Eric D. Becker c/o Sterling Fund Management, LLC 650 S. Exeter Street Suite 1000, 10th Floor Baltimore, Maryland 21202 U.S. Citizen

Cusip No. 81616X103	13G	Page 11 of 21

Merrick M. Elfman c/o Sterling Fund Management, LLC 1033 Skokie Boulevard Suite 600 Northbrook, Illinois 60062 U.S. Citizen

Michael G. Bronfein c/o Sterling Fund Management, LLC 650 S. Exeter Street Suite 1000, 10th Floor Baltimore, Maryland 21202 U.S. Citizen

2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

2(e)	CUSIP Number: 81616X103

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or dealer registered under Section 15 of the Act;

(b) ☐ Bank as defined in Section 3(a)(6) of the Act;

(c) ☐ Insurance company as defined in Section 3(a)(19) of the Act;

(d) ☐ Investment company registered under Section 8 of the Investment Company Act of 1940;

(e) ☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j) ☐ A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k) ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Cusip No. 81616X103	13G	Page 12 of 21

Item 4	Ownership:

STERLING SC INVESTOR, LLC STERLING FUND MANAGEMENT, LLC RUDOLF CHRISTOPHER HOEHN-SARIC DOUGLAS L. BECKER STEVEN M. TASLITZ ERIC D. BECKER MERRICK M. ELFMAN MICHAEL G. BRONFEIN

(a)Amount beneficially owned:

4,841,254 shares of Common Stock.

(b)Percent of Class:

Approximately 9.0%.(9)

(c)Number of shares as to which such person has:

(i)sole power to vote or to direct the vote:

0

(ii)shared power to vote or to direct the vote:

See Item 4(a) above.

(iii)sole power to dispose or to direct the disposition of:

0

(iv)shared power to dispose or to direct the disposition of:

See Item 4(a) above.

(9)	See footnote 1 above.

Cusip No. 81616X103	13G	Page 13 of 21

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Item 2 above.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Rudolf Christopher Hoehn-Saric
Rudolf Christopher Hoehn-Saric

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Steven M. Taslitz
Steven M. Taslitz

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Eric D. Becker
Eric D. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Douglas L. Becker
Douglas L. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Merrick M. Elfman
Merrick M. Elfman

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

/s/ Michael G. Bronfein
Michael G. Bronfein

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

Sterling SC Investor, LLC

By: Sterling Fund Management, LLC, its managing member

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Managing Member

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2010

Sterling Fund Management, LLC

By:	/s/ Rudolf Christopher Hoehn-Saric
Name: Rudolf Christopher Hoehn-Saric
Title: Managing Member